UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Regis Corporation
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7201 Metro Boulevard | Minneapolis, MN  55439 | 952-947-7777

October 15, 2019

Dear Shareholders,

ISS recently issued its proxy voting recommendations for Regis Corporation’s October 22, 2019 annual meeting.  ISS recommended support for all voting items except Item 2, the advisory vote on compensation of our Named Executive Officers, and expressed the following four concerns.

Concern #1: The CEO’s pay more than tripled, primarily due to a $9.1 million front-loaded equity award which contains a single, 3-year performance condition. The front-loaded nature of the award inhibits the Committee’s ability to adjust pay based on future performance.

We believe it is inaccurate to suggest the CEO’s pay tripled.

•	Our CEO did not receive any equity award in 2018 making last year’s compensation seem disproportionately low compared to following years.
•	In addition, the 2019 grant (a majority of which is performance-based) is designed to cover a future 5-year grant period, not an annual one.
•
Further, this 5-year grant is designed to deliver only 70% of the grant levels that our executives had historically been paid—in other words, it constitutes a reduction from historic grant levels, not an increase. This reduction is a key part of our overall plan to encourage executives to purchase shares with their own money, under a separate part of the plan, to enable them to make up the difference. The annualized value of Mr. Sawyer’s grant is $1.82 million ($9.1 million / 5 years) which constitutes a 30% reduction in annualized LTI value compared to the $2.6 million provided to his predecessor.

•	Using the $1.82 million annualized value of the LTI grant, our CEO’s annualized compensation would have been $3.658 million. This is 94% of the ISS’s median peer group comp of $3.883 million.
•
We have continually highlighted a multi-year view of our CEO’s compensation as shown on page 44 of our proxy.  If one compares our CEO’s stated 2020 remuneration to the same $3.883 million ISS per group compensation, our CEO remuneration would be 25% of the median.  This grant has to be viewed over the multi-year period it is intended to cover.

Concern #2:  The Committee rewarded NEOs based on their individual performance when the company failed to achieve its financial performance objectives.  Further, they note that the Committee applied its discretion to determine individual annual incentive payouts.

We believe there are certain situations in which NEOs can legitimately achieve and should be rewarded for individual performance goals in years when corporate financial objectives are not met.

•
Our NEOs met, and exceeded by 30%, our key internal goal for achieving cash proceeds from selling our company-owned salons.  This was not only a key goal—it was a goal crucial to our financial sustainability and long-term strategy: our company-owned salons, as a group, were not earning their cost of capital.  For both competitive (price signaling) and internal bias reasons (to avoid incentivizing an aggregate sales target versus achieving the right economic outcomes), this was not a goal we felt we could make public in advance, so the Committee had always intended to consider this performance on a discretionary basis.  As we explained in our proxy statement, our NEOs’ exceptional performance on the must-achieve proceeds goal was worthy of recognition.

Concern #3: The $22.40 stock price goal associated with the performance-based restricted stock units was not rigorous enough.

The performance-based RSU hurdle was set at a challenging 33% share price appreciation over three years, a 10% annual compound growth rate, based on the Company’s 50-day moving average share price at the start of the performance award period, which was July 1, 2018 ($16.83).  This has historically been the date on which we set performance award periods, even though actual grants may be made at a later date simply due to our company’s granting schedule—a process ISS has not objected to in prior years.  Therefore, it is understandable that ISS computed the PSU target price differential compared to the grant date versus the actual performance award period start date.

Furthermore, management must hold the securities for an additional two years to incent sustainable decision making.

Concern #4: The Committee might issue additional equity awards during the duration of the Company’s newly implemented 5-year program.

This criticism is unfounded.

•
We have created a five-year equity plan designed to align the interests of NEOs and shareholders including provisions encouraging executives to buy shares with their own money, and a hold-until-retirement provision for the CEO.  This is where the largest compensation opportunity exists for our NEOs.  We were already explicit in our proxy saying that the executive team would not as a whole receive additional annual grants, though the compensation committee will continue to consider individual officers’ performance annually and make adjustments when circumstances require such as when a new hire is made or a NEO is promoted.  The committee has no intentions of granting our current CEO additional shares during the initial 5-year term, nor does our current CEO have any expectation of incremental grants. Our compensation committee chair represents the single largest shareholder of the company, so he is the first to be harmed by pay practices that fail to align interests.

In addition:

•
Further—and we think very unusually—our board members have actively sought the input of shareholders, ISS and Glass Lewis in the design of—and philosophy behind—this pay plan—well before we finished implementing our compensation program, not just in anticipation of the vote.

o	We had individual meetings with shareholders representing over 50% of our shares as part of this process.
o
We described our current plan in our 2018 proxy statement and reached out to ISS to discuss it—ISS declined the offer and did not comment on the plan in the proxy.  This year we again offered a discussion with ISS.  Two of our board members had a phone call with ISS team members—a call in which ISS shared only one of the concerns it subsequently published in its report.

•
Finally we emphasize that this plan is one of the few that creates real ownership incentives for executives (by reducing historic grant levels and replacing them with opportunities to purchase shares) to align executive ownership with the very real ownership of our franchisors as well as the major ownership represented on our Board.

We hope these clarifications are helpful.

On Behalf of The Regis Corporation Compensation Committee